Exhibit 99.4
HORIZON LINES, INC. COMPLETES TENDER OFFER FOR 9.00% SENIOR
NOTES DUE 2012 AND 11.00% SENIOR DISCOUNT NOTES DUE 2013
     Charlotte, North Carolina, August 15, 2007 — Horizon Lines, Inc. (the “Company”) (NYSE: HRZ) announced today the completion of its cash tender offer for all of the 9.00% Senior Notes due 2012 of its subsidiaries Horizon Lines, LLC and Horizon Lines Holding Corp. (the “Senior Notes) and the 11.00% Senior Discount Notes due 2013 of its subsidiary H-Lines Finance Holding Corp. (the “Senior Discount Notes” and together with the Senior Notes, the “Notes”). The tender offer expired at 12:00 midnight, New York City time, on August 13, 2007 (the “Expiration Time”), with 100% of the outstanding principal amount of the Notes validly tendered.
     Approximately 95.82% of the outstanding principal amount of the Senior Notes and approximately 98.75% of the outstanding principal amount of the Senior Discount Notes were validly tendered as of 5:00 p.m., New York City time, on July 30, 2007 (the “Consent Expiration”) and accepted for purchase by the Company on August 8, 2007. All of the Notes that remained outstanding after the Consent Expiration were validly tendered prior to the Expiration Time and accepted for purchase by the Company today.
     Goldman, Sachs & Co. served as the sole dealer manager for the tender offer.
Media Contact:
Michael Avara of Horizon Lines, Inc.
1-704-973-7000
mavara@horizonlines.com